Exhibit 10-9

FIRSTENERGY CORP.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective September 29, 1985

Amended and Restated as of January 1, 2005

Further Amended December 31, 2010

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7.8 Validity	15
7.9 Mistaken Information	15
7.10 Taxes and Expenses	16
7.11 Notice	16
7.12 Domestic Relations Order	16

ARTICLE 8 —EFFECTIVE DATE, TERMINATION, AND AMENDMENT	16
8.1 Effective Date	16
8.2 Termination of the Plan	16
8.3 Distribution of Benefits on Plan Termination	16

ARTICLE 9 —SUCCESSORS	17

ARTICLE 10 —CODE SECTION 409A	18

APPENDIX A	A-1

APPENDIX B	B-1

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FIRSTENERGY CORP.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE 1—PURPOSE

The Supplemental Executive Retirement Plan (the “Plan”) was originally established on September 29, 1985. The Plan is part of an integrated executive compensation program that is intended to attract, retain, and motivate certain key executives (“Executives”) who are in positions to make significant contributions to the operation and profitability of FirstEnergy Corp. (the “Company”) for the benefit of stockholders and customers.

The Plan was most recently amended and restated effective as of January 1, 2005 in order to comply with Code Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to make other changes to the Plan. The terms of this Plan shall govern all benefits payable with respect to Executives who have not separated from service with the Company as of January 1, 2005. The Plan is further amended to make certain clarifications under Code Section 409A. The terms of the Plan prior to the 2005 amendment and restatement shall govern the benefits of Executives who separated from service prior to January 1, 2005.

The Plan provides for the payment of supplemental retirement, death, and disability benefits to or in respect of key senior Executives who are designated by the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) as eligible.

Except as otherwise provided in Section 5.1, the Chief Executive Officer of the Company (“Chief Executive Officer”) shall appoint an Administrative Committee (the “Committee”) to administer this Plan. The Committee shall consist of three or more individuals.

ARTICLE 2—ELIGIBILITY AND PARTICIPATION

2.1    Eligibility

Eligibility to participate in the Plan shall be limited to those Executives who are designated by the Compensation Committee as eligible, except that any Executive who is participating in the Plan on January 1, 2005 shall continue to participate, notwithstanding the above.

2.2    Participation

An Executive’s participation in the Plan shall be effective on January 1 of the year following the year in which he or she becomes eligible.

2.3    Designation of Participating Companies

The Compensation Committee or the Chief Executive Officer may allow other corporations or other entities affiliated with or subsidiaries to the Company to participate in the Plan without approval or ratification by the Company’s Board of Directors. Such companies (“Participating Companies”) and their adoption dates shall be added to Appendix A, which is attached hereto and incorporated herein by reference.

2.4    Withdrawal From Plan of Participating Company

Any Participating Company may at any time, by resolution of its Board of Directors (with notice thereof to the Company’s Board of Directors if the terminating company is not FirstEnergy Corp.), terminate its participation in the Plan. Participating Companies which cease to be Participating Companies shall be shown in Appendix A together with their adoption dates and termination dates. Unless specified in a formal amendment to the Plan, withdrawal of a Participating Company from the Plan shall not change the time and form of payment of amounts accrued to the date of the withdrawal with respect to that Participating Company’s participating Executives.

2.5    Delegation of Authority

The Company is hereby fully empowered to act on behalf of itself and the other Participating Companies as it may deem appropriate in maintaining the Plan. Furthermore, the adoption by the Company of any amendment to the Plan or the termination thereof will constitute and represent, without any further action on the part of any Participating Company, the approval, adoption, ratification or confirmation by each Participating Company of any such amendment or termination. In addition, the appointment of or removal by the Company of any Committee member or other person under the Plan shall constitute and represent, without any further action on the part of any Participating Company, the appointment or removal by each Participating Company of such person.

ARTICLE 3—TYPE AND LEVEL OF BENEFITS

3.1    Supplemental Benefit After Separation From Service

An Executive included in the Plan shall, subject to the terms and conditions set forth herein, be eligible to receive a supplemental benefit under the Plan after a Separation from Service due to retirement, a Separation from Service due to Disability, death or, per Section 3.6(d), attainment of age sixty (60) for certain Separations from Service, as set forth in this Plan.

3.2        Separation from Service

For the purposes of this Plan, “Separation from Service” shall mean with respect to any Executive, the “separation from service” within the meaning of Code Section 409A, of the Executive with the Company and all of its Affiliates, for any reason, including without limitation, quit, discharge, retirement, leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months, or the period for which the Executive’s right to reemployment is provided either by statute or by contract) or permanent decrease in service to a level that is no more than twenty percent (20%) of its prior level. For this purpose, whether a Separation from Service has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by the Executive after a certain date or that the level of bona fide services the Executive will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Executive has been providing services for less than 36 months).

3.3    Affiliate

For the purposes of this Plan, “Affiliate” shall mean the Company and any affiliated or subsidiary entity as defined in Code Section 414(b) and (c) except that in applying Code Section 1563 “50 percent” shall be substituted for “80 percent.”

3.4    Month of Service; Year of Service

For the purposes of this Plan, a “Month of Service” shall be a whole month of service with a Participating Company based upon the Executive’s service anniversary date with the Company. Further, a “Year of Service” shall be equal to twelve (12) “Months of Service,” with a Participating Company based upon the Executive’s service anniversary date with the Company.

3.5    Eligible Spouse

For the purposes of this Plan, “Eligible Spouse” shall mean the spouse to whom the Executive is married at the time payment of a supplemental benefit from the Plan commences.

3.6    Conditions of Benefits

Subject to Section 3.9 of this Plan for benefits paid to a “specified employee” upon a Separation from Service, a supplemental benefit under this Plan will be determined in accordance with and shall be non-forfeitable upon the date the Executive terminates employment under the conditions described in the following sections:

(a)    Retirement Benefits

(i)    An Executive who has a Separation from Service from the Company and all Affiliates on or after age fifty-five (55) who has completed ten (10) Years of Service (“retirement”) will be entitled to receive, commencing on retirement (but in no event earlier than the first (1st) day of the month on or following the Executive’s retirement or no later than ninety (90) days following the Executive’s retirement), a monthly supplemental retirement benefit under the Plan equal to sixty-five percent (65%) of the Executive’s Highest Average Monthly Base Earnings or fifty-five percent (55%) of the Executive’s Highest Average Monthly Total Compensation, whichever is greater, multiplied by the number of Months of Service the

Executive has completed after having completed ten (10) Years of Service, up to a maximum of sixty (60) months, divided by sixty (60). The benefit shall be paid by the Company or the Participating Company at which the benefit was earned. This amount shall be reduced by:

(A)    The monthly primary Social Security benefit to which the Executive may be entitled at such retirement (or the projected age sixty-two (62) benefit if retirement occurs prior to age sixty-two (62)), irrespective of whether the Executive actually receives such benefit at the time of retirement, and

(B)    The monthly retirement income benefit under the FirstEnergy Corp. Pension Plan (“Pension Plan”) calculated under the terms of the Pension Plan as if the Participant had started receiving the Pension Plan benefit on the date of the Participant’s retirement under Section 3.6 of this Plan, and the monthly supplemental pension benefit under the FirstEnergy Corp. Executive Deferred Compensation Plan (“EDCP”), calculated under the terms of the EDCP as of the date of distribution as determined under Sections 3.6 of this Plan.

(C)     This benefit amount shall be reduced by one-fourth (1/4) of one percent (1%) for each month the commencement of benefits under this Plan precedes the month the Executive attains age sixty-five (65).

(ii)    Grandfathered Participants. Each employee who is a Participant in this Plan on January 1, 1999, shall be entitled to Retirement Benefits as follows, and only with respect to such grandfathered Participants, “retirement” shall be defined as an Executive who has a Separation from Service from the Company and all Affiliates and Participating Companies on or after age fifty-five (55) who has completed five (5) Years of Service:

Each such Executive retiring from the Company or any Participating Company on or after age fifty-five (55) will be entitled to receive, commencing on retirement (but in no event earlier than the first (1st) day of the month on or following the Executive’s retirement or no later than ninety (90) days following the Executive’s retirement), a monthly supplemental retirement benefit under the Plan equal to sixty-five percent (65%) of the Executive’s Highest Average Monthly Base Earnings or fifty-five percent (55%) of the Executive’s Highest Average Monthly Total Compensation, whichever is greater, multiplied by the number of Months of Service the Executive has with the Company up to a maximum of sixty (60) months, divided by sixty (60). This amount will be reduced by those items specified in Section 3.6(a)(i)(A) and (i)(B) above. Then, the resulting amount will be reduced by one-fourth (1/4) of one percent (1%) for each month the commencement of benefits under this Plan precedes the month the Executive attains age sixty-five (65).

(iii)    After commencement of supplemental retirement benefits to the Executive, such payments shall continue in monthly installments thereafter ending with a payment for the month in which such Executive’s death occurs. At death, monthly installments will continue to be paid to the to the Executive’s surviving Eligible Spouse in the amount prescribed under Section 3.6(c).

(b)    Benefits for Separation from Service due to Disability

(i)    An Executive who has a Separation from Service due to Disability will be entitled to receive a monthly supplemental Disability payment:

(A)     Commencing on the first (1st) day of the month on or following the Participant’s attainment of age sixty (60), if the Separation from Service due to Disability occurs prior to the Executive’s attainment of age fifty-five (55); or

(B)    Commencing on the Separation from Service (but in no event earlier than the first (1st) day of the month on or following the Executive’s Separation from Service or no later than ninety (90) days following the Executive’s Separation from Service), if the Separation from Service due to Disability occurs on or after the Executive’s attainment of age fifty-five (55), in an amount equal to sixty-five percent (65%) of the Executive’s Highest Base Earnings or fifty-five (55%) of the Executive’s Highest Total Compensation, whichever is greater, less:

a)    The projected monthly Social Security disability benefit to which the Executive may become entitled due to such Disability (irrespective of whether the Executive actually receives such benefit at the time of the Separation from Service).

b)    The monthly disability pension payment under the Pension Plan and the monthly benefit provided by the Long-Term Disability Plan of the Company to which the Executive may be entitled at Separation from Service.

“Disabled” and “Disability” mean (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) the Executive is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(ii)    After commencement of supplemental Disability benefits to the Executive in accordance with Section 3.6(b)(i), such payments shall continue in monthly installments thereafter until the month in which the Executive attains age sixty-five (65) or dies, whichever first occurs. Upon attainment of age sixty-five (65), the monthly benefit amount that shall be paid to the Executive will be calculated in accordance with Section 3.6(a). At death, monthly installments will continue to be paid to the Executive’s surviving Eligible Spouse and the monthly benefit amount that will be paid will be calculated in accordance with Section
3.6(c).

(c)    Death Benefits

(i)     Benefit Amount. If an Executive, including an Executive receiving a supplemental Disability benefit under the Plan, dies (regardless of whether such death is prior to or after retiring from the Company), the Executive’s surviving Eligible Spouse shall be entitled to receive the monthly supplemental surviving spouse benefit under the Plan equal to the amount that would have been paid if the Executive had elected a fifty percent (50%) joint and survivor annuity with respect to the monthly supplemental retirement benefit, calculated in accordance with Section 3.6(a), which the Executive would have received had he or she retired in the month of death, except that if the Executive dies prior to attaining age fifty-five (55), such monthly supplemental retirement benefit will be calculated as if the Executive had attained age fifty-five (55) and retired on the date of his or her death. In addition, if at the time of his or her death the deceased Executive had completed less than ten (10) Years of Service with a Participating Company, the death benefit, if any, shall be calculated as if the Executive had been credited with five (5) Years of Service at the time of his/her employment with the Company.

(ii)     Benefit Commencement. Subject to the following paragraph, if an Executive dies prior to retiring from the Company or Separating from Service due to Disability, the Executive’s surviving Eligible Spouse shall be entitled to receive the monthly supplemental surviving spouse benefit, commencing upon the later of (i) the first day (1st) of the month following the date the Executive would have attained age fifty-five (55) or (ii) the Executive’s death (but in no event earlier than the first (1st) day of the month on or following the Executive’s death or no later than ninety (90) days following the Executive’s death).

Notwithstanding the above paragraph, if an Executive dies prior to retiring from the Company or Separation from Service due to Disability and had at least ten (10) years of Eligibility Service as defined in the Pension Plan prior to January 1, 2009, then payments shall commence to such Executive no earlier than the first (1st) day of the month on or following the Executive’s date of death or no later than ninety (90) days following the Executive’s date of death.

(iii)     Form of Benefit. The surviving spouse benefit payment shall be paid in monthly installments commencing as specified under the Plan and ending with a payment for the month in which such surviving Eligible Spouse’s death occurs.

(d)    Special Separation Benefits

An Executive under age fifty-five (55) with ten (10) or more Years of Service at the time of a Separation from Service that occurs due to the closing of a facility, corporate restructuring, reduction in the work force, or job elimination, will be entitled to receive, on the first (1st) day of the month on or following the Participant’s attainment of age sixty (60), a supplemental retirement benefit under the Plan calculated in accordance with Section 3.6(a). If the Executive dies prior to or after commencement of his or her supplemental retirement benefit, the Executive’s surviving Eligible Spouse shall be entitled to receive a monthly supplemental surviving spouse benefit under the Plan calculated in accordance with Section 3.6(c). Such supplemental benefits will be calculated using the number of Months of Service the Executive had with the Company at his or her Separation from Service.

(e)     Forfeiture of Supplemental Retirement Benefits

An Executive will not be eligible for a supplemental retirement benefit under Section 3.6(a) if his or her Separation from Service is due to any reason other than those stated in Section 3.6 including, but not limited, to voluntary resignation; discharge for misconduct or poor job performance; failure to return from a leave of absence; or as a result of a merger or acquisition of the Company or any of its assets and the Executive’s employment with the acquiring or merging company is continued and the Executive does not suffer unemployment.

(f)     Minimum Benefit

Notwithstanding the above provisions in Section 3.6, the Chief Executive Officer in consultation with the Compensation Committee or the Compensation Committee, in their sole discretion, may authorize a minimum supplemental benefit, or promise additional age or years of service credit, payable or credited to the Executive upon retirement or Separation from Service due to Disability, or to the Executive’s spouse upon death. Such an authorization will be accomplished pursuant to a separate employment agreement or other written arrangement, but in no event will any such authorization change the time and form of payment of the benefits payable under this Plan.

(g)    For the purposes of this Plan, the following terms shall be defined as:

(i)     Highest Average Monthly Base Earnings is the average of the highest twelve (12) consecutive full months of base salary earnings paid to the Executive in the one hundred twenty (120) consecutive full months prior to Separation from Service, including any salary deferred in the EDCP or the FirstEnergy Corp. Savings Plan (“Savings Plan”), but excluding any incentive payments.

(ii)    Highest Average Monthly Total Compensation is the average of the highest thirty-six (36) consecutive full months of base salary earnings paid to the Executive in the one hundred twenty (120) consecutive full months prior to Separation from Service, including any salary deferred under the EDCP and Savings Plan. Highest Total Compensation shall also include any annual incentive from the Executive Incentive Compensation Plan either paid to the Executive or deferred under the EDCP after January 1, 1996.

3.7    Forfeiture of Benefits

If it is determined, in the sole discretion of the Compensation Committee or its delegate, that the Executive has engaged in any of the following enumerated actions within twenty-four (24) months after Separation from Service with the Company, and unless such engagement has been approved by the Compensation Committee or its delegate in writing, all future benefit payments under this Plan shall be immediately forfeited. Notwithstanding any other provision of this paragraph, the forfeiture of benefits will only apply to those supplemental retirement benefits accrued on or after January 1, 1999 and shall not apply to supplemental benefits accrued before January 1, 1999.

(a)    Participate or engage, directly or indirectly, in the business of selling, servicing, and/or manufacturing products, supplies or services of the kind, nature or description of those sold by the Company or any Affiliate except pursuant to his/her employment with Company or an Affiliate;

(b)    Directly participate or engage, on the behalf of other parties, in the purchase of products, supplies or services of the kind, nature or description of those sold by the Company or any Affiliate except pursuant to his/her employment with the Company or an Affiliate.

(c)    Solicit, divert, take away or attempt to take away any of the Company’s or any Affiliate’s Customers or the business or patronage of any such Customers of the Company or an Affiliate;

(d)    Solicit, entice, lure, employ or endeavor to employ any of the Company’s or any Affiliate’s employees;

(e)    Divulge to others or use for his/her own benefit any confidential information obtained during the course of his /her employment with Company or any Affiliate relative to sales, services, processes, methods, machines, manufacturers, compositions, ideas, improvements, patents, trademarks, or inventions belonging to or relating to the affairs of Company or any Affiliate;

(f)    Divulge to others or use to his/her own benefit any trade secrets belonging to the Company or any Affiliate obtained during the course of his/her employment or that he/she became aware of as a consequence of his/her employment.

The term “Customer” shall mean any person, firm, association, corporation or other entity to which the Executive or the Company has sold the Company’s or an Affiliate’s products or services within the twenty-four (24) month period immediately preceding the Executive’s Separation from Service, to which the Executive, the Company or an Affiliate is in the process of selling its products or services, or to which the Executive, the Company or any Affiliate has submitted a bid, or is in the process of submitting a bid to sell the Company’s or an Affiliate’s products or services.

Should it be necessary for the Company or an Affiliate to initiate legal action to recover any amounts due, the Company or the Affiliate shall be entitled to recover from the Executive, in addition to such amounts due, all costs, including reasonable attorneys fees, incurred as a result of such legal action.

3.8    Change in Control

In the event of a Change in Control, as defined in Appendix B, the Forfeiture of Benefit provisions in Section 3.7 will not apply to an Executive who has a Separation from Service within twenty-four (24) months after a Change in Control.

3.9    Commencement of Payments

Notwithstanding anything herein to the contrary, an Executive who is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) on his date of Separation from Service (except due to death) shall not receive a distribution before the date which is six (6) months after the date of Separation from Service. In the event a distribution must be deferred, the first installment payment shall include an amount equal to the sum of the monthly payments which would have been paid to the Executive but for the payment deferral mandated pursuant to Code Section 409A(a)(2)(B)(i) on the first day of the month following the mandated deferral period. In addition, such first payment shall include an amount of interest equal to such rate specified by the Committee from time to time on the amount of the delayed payments, calculated in accordance with rules set forth by the Committee, which, effective January 1, 2010 and until subsequently revised, is a calculation based on the aggregate sum of the interest rate multiplied by the number of days each delayed monthly payment is held by the Company due to the mandated deferral.

ARTICLE 4—UNFUNDED PLAN

4.1    Unfunded Plan

The Plan shall be unfunded. The Plan is intended to benefit key senior Executives who are considered to be a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

4.2    Nontransferability

Neither an Executive nor any other person shall have any right to transfer, pledge, or otherwise encumber, in advance of actual receipt, any amounts payable hereunder. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by an Executive or any other person, nor be transferable by operation of law in the event of an Executive’s or any other person’s bankruptcy or insolvency.

ARTICLE 5—ADMINISTRATION

5.1    Committee; Duties

This Plan shall be administered by and under the direction of the Committee. Members of the Committee may be participants in this Plan. However, no member of the Committee may participate in a review of his or her own claim under Article 6. The Committee shall administer the Plan and shall have the power and the duty to take all action and to make all decisions necessary or proper to carry out the Plan. The determination of the Committee as to any question involving the general administration and interpretation of the Plan shall be final, conclusive, and binding except as otherwise provided in Article 6. A majority vote of the Committee members shall control any decision. Any discretionary actions to be taken under the Plan by the Committee with respect to the Executives’ benefits shall be uniform in nature and applicable to all persons similarly situated. Without limiting the generality of the foregoing, the Committee shall have the following discretionary authority, powers and duties:

(a)    To require any person to furnish such information as it may request for the purpose of the proper administration of the Plan as a condition to receiving any benefit under the Plan;

(b)    To make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary for the efficient administration of the Plan;

(c)    To interpret the Plan and to resolve ambiguities, inconsistencies and omissions;

(d)    To decide all questions concerning the Plan and any questions concerning the eligibility of any Employee to participate in the Plan; and

(e)    To determine the amount of benefits which will be payable to any person in accordance with the provisions of the Plan.

Upon and after the occurrence of a Change in Control, the “Committee” shall be at least three (3) independent third parties selected by the individual who, immediately prior to such event, was the Company’s Chief Executive Officer or, if not so identified, the Company’s highest ranking officer (the “Ex-CEO”); provided, however, the Committee, as constituted immediately prior to a Change in Control, shall continue to act as the Committee for this Plan until the date on which the independent third parties selected by the Ex-CEO accept the responsibilities as members of the Committee for this Plan. Upon and after a Change in Control, the Committee shall have all discretionary authorities and powers granted to the Committee under this Plan including the discretionary authority to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan except benefit entitlement determinations upon appeal. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Committee; (2) indemnify the Committee against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Committee hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Committee or its employees or agents; and (3) supply full and timely information to the Committee on all matters relating to the Plan, the Participants and their Beneficiaries, the Account balances of the Participants, the date and circumstances of the Retirement, Disability, death or Separation from Service of the Participants, and such other pertinent information as the Committee may reasonably require. Upon and after a Change in Control, a member of the Committee may only be removed (and a replacement may only be appointed) by the Ex-CEO.

5.2    Agents

In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel, who may be counsel to the Company.

5.3    Indemnity of Committees

The Company and the Participating Companies, jointly and severally, shall indemnify and hold harmless members of the Committee and the Compensation Committee against any and all claims, loss, damage, expense of liability arising from any action or failure to act with respect to this Plan, except in the case of intentional misconduct.

ARTICLE 6—CLAIMS PROCEDURE

6.1    Claim

Any person claiming a benefit (“Claimant”) under the Plan shall present the request in writing to the Committee.

6.2    Initial Claim Review

In the case of a claims regarding Disability, the Committee will make a benefit determination within forty-five (45) days of its receipt of an application for benefits. This period may be extended up to an additional thirty (30) days, if the Committee provides the Claimant with a written notice of the extension within the initial forty-five (45)-day period. The extension notice will explain the reason for the extension and the date by which the Committee expects a decision will be made. The Committee may obtain a second thirty (30)-day extension by providing you written notice of such second extension within the thirty (30)-day extension. The second extension notice must include an explanation of the special circumstances necessitating the second extension and the date by which the Committee’s decision will be made. If the extension is necessary because additional information is needed to decide the claim, the extension notice will describe the required information. The Claimant will have forty-five (45) days after receiving the extension notice to provide the required information.

In the case of all other claims, the Committee will make a benefit determination within ninety (90) days of its receipt of an application for benefits. This period may be extended up to an additional ninety (90) days, if the Committee provides the Claimant with a written notice of the extension within the initial ninety (90)-day period. The extension notice will explain the reason for the extension and the date by which the Committee expects a decision will be made.

The Committee will notify the Claimant in writing, delivered in person or mailed by first-class mail to the Claimant’s last known address, if any part of a claim for benefits under the Plan has been denied. The notice of a denial of any claim will include:

(a)    the specific reason for the denial;

(b)    reference to specific provisions of the Plan upon which the denial is based;

(c)    a description of any internal rule, guidelines, protocol or similar criterion relied on in making the denial (or a statement that such internal criterion will be provided free of charge upon request);

(d)    a description of any additional material or information deemed necessary by the Committee for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(e)    an explanation of the claims review procedure under the Plan.

If the notice described above is not furnished and if the claim has not been granted within the time specified above for payment of the claim, the claim will be deemed denied and will be subject to review as set forth in Section 6.3.

6.3    Review of Claim

If a claim for benefits is denied, in whole or in part, the Claimant may request to have the claim reviewed. The Claimant will have one hundred eighty (180) days in which to request a review of a claim regarding Disability, and will have sixty (60) days in which to request a review of all other claims. The request must be in writing and delivered to the Compensation Committee. If no such review is requested, the initial decision of the Compensation Committee will be considered final and binding.

The request for review must specify the reason the Claimant believes the denial should be reversed. He or she may submit additional written comments, documents, records, and other information relating to and in support of the claim; all information submitted will be reviewed whether or not it was available for the initial review. The Claimant may request reasonable access to and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. A member of the Compensation Committee may not review his or her own claim. In addition, if the Claimant requests a review, a full and fair review of the decision will be made by a different person who is not a subordinate of the original decision maker. The review will not defer to the initial adverse determination. If the denial was based in whole or in part on a medical judgment, the Compensation Committee will consult with an appropriate health care professional who was not consulted in the initial determination of his or her claim and who is not the subordinate of someone consulted in the initial determination. Names of the health care professionals will be available on request.

Upon receipt of a request for review, the Compensation Committee may schedule a hearing within thirty (30) days of its receipt of such request, subject to availability of the Claimant and the availability of the Compensation Committee, at a time and place convenient for all parties at which time the Claimant may appear before the person or committee designated by the Compensation Committee to hear appeals for a full and fair review of the Administrative Committee’s initial decision. The Claimant may indicate in writing at the time the

Compensation Committee attempts to schedule the hearing, that he or she wishes to waive the right to a hearing. If the Claimant does not waive his or her right to a hearing, he or she must notify the Compensation Committee in writing, at least fifteen (15) days in advance of the date established for such hearing, of his or her intention to appear at the appointed time and place. The Claimant must also specify any persons who will accompany him or her to the hearing, or such other persons will not be admitted to the hearing. If written notice is not timely provided, the hearing will be automatically canceled. The Claimant or the Claimant’s duly authorized representative may review all pertinent documents relating to the claim in preparation for the hearing and may submit issues, documents, affidavits, arguments, and comments in writing prior to or during the hearing.

The Compensation Committee will notify the Claimant of its decision following the reviews. In the case of a claim regarding Disability, the Compensation Committee will render its final decision within forty-five (45) days of receipt of an appeal or such shorter period as may be required by law. If the Compensation Committee determines that an extension of the time for processing the claim is needed, it will notify the Claimant of the reasons for the extension and the date by which the Compensation Committee expects a decision will be made. The extended date may not exceed ninety (90) days after the date of the filing of the appeal.

In the case of all other claims, the Compensation Committee will render its final decision within sixty (60) days of receipt of an appeal. If the Compensation Committee determines that an extension of the time for processing the claim is needed, it will notify you of the reasons for the extension and the date by which the Compensation Committee expects a decision will be made. The extended date may not exceed one hundred twenty (120) days after the date of the filing of the appeal.

If after the review the claim continues to be denied, the Claimant will be provided a notice of the denial of the appeal which will contain the following information:

(a)    The specific reasons for the denial of the appeal;

(b)    A reference to the specific provisions of the Plan on which the denial was based;

(c)    A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits;

(d)    A statement disclosing any internal rule, guidelines, protocol or similar criterion relied on in making the denial (or a statement that such information would be provided free of charge upon request); and

(e)    A statement describing the Claimant’s right to bring a civil suit under Federal law and a statement concerning other voluntary alternative dispute resolutions options.

6.4    Review of Claims on and after a Change in Control

Upon and after the occurrence of a Change in Control, the Compensation Committee, as constituted immediately prior to a Change in Control, shall be the Appeals Committee. In the event any member of the Appeals Committee resigns or is unable to perform the duties of a member of the Appeals Committee, successors to such members shall be selected by the Ex-CEO. Upon and after a Change in Control, the Appeals Committee shall have all discretionary authorities and powers granted the Compensation Committee under this Plan to review denied claims as provided in Section 6.3. A member of the Appeals Committee may not review his or her own claim and may not review a claim if he or she is a subordinate of the original decision maker. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Appeals Committee; (2) indemnify the Appeals Committee against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Appeals Committee or its employees or agents; and (3) supply full and timely information to the Appeals Committee on all matters relating to the Plan, the Participants and their Beneficiaries, the Account Balances of the Participants, the date and circumstances of the Retirement, Disability, death or Separation from Service of the Participants, and such other pertinent information as the Appeals Committee may reasonably require. Upon and after a Change in Control, a member of the Appeals Committee may only be removed (and a replacement may only be appointed) by the Ex-CEO.

ARTICLE 7—MISCELLANEOUS

7.1    Unsecured General Creditor

Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of Company or any Participating Company. Any and all assets of the Company and the Participating Companies shall be, and remain, their general, unpledged, unrestricted assets. The obligation of the Company and the Participating Companies under the Plan shall be merely that of an unfunded and unsecured promise of Company and the Participating Companies to pay money in the future.

7.2    Liability for Benefits

Except as otherwise agreed in writing, liability for the payment of a Participant’s benefit under this Plan shall be borne solely by the participating Employer that employs the Participant and reports the Participant as being on its payroll during the accrual or increase in the benefit. No liability for the payment of any benefit shall be incurred by reason of Plan sponsorship or participation except for benefits of a Participating Company’s own employees. Nothing in this Section shall be interpreted as prohibiting any Participating Company from expressly agreeing in writing to the assumption of liability or guarantee of payment of any benefit under this Plan.

7.3    Obligations to Company and Participating Companies

If an Executive or the Executive’s surviving Eligible Spouse becomes entitled to a benefit under the Plan and the Executive has outstanding any debt, obligation, or other liability representing an amount owing to the Company or a Participating Company, then the Company or

Participating Company may offset such amount owing to it or an affiliate against the amount of benefits otherwise distributable. The determination of the amount and duration of the offset shall be made by the Committee.

7.4    Not a Contract of Employment

The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company or any Participating Company and the Executive, and the Executive (or his or her surviving Eligible Spouse) shall have no rights against the Company or any Participating Company except as may be otherwise provided specifically herein. Moreover, nothing in the Plan shall be deemed to give an Executive the right to be retained in the service of the Company or any Participating Company, or to interfere with the right of the Company or any Participating Company to discipline or discharge him or her at any time.

7.5    Protective Provisions

An Executive shall cooperate with the Company and each Participating Company by furnishing any and all information requested by the Company or a Participating Company in order to evaluate a claim or to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company or Participating Company may deem necessary and taking such other action as may be requested by the Company or a Participating Company.

7.6    Captions

The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

7.7    Governing Law

The provisions of the Plan shall be construed, administered, and enforced according to and governed by the laws (other than conflict of law provisions) of the state of Ohio, except to the extent such laws are superseded by the Employee Retirement Income Security Act of 1974, as amended.

7.8    Validity

In case any provision of the Plan shall be illegal or invalid for any reason, such illegality or in validity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been included herein.

7.9        Mistaken Information
If any information upon which an Executive’s benefit under the Plan is misstated or otherwise mistaken, such benefit shall not be invalidated (unless upon the basis of the correct information the Executive would not be entitled to a benefit), but the amount of the benefit shall be adjusted to the proper amount and any overpayments shall be charged against future payments.

7.10    Taxes and Expenses

Any taxes imposed on Plan benefits shall be the sole responsibility of the Executive or surviving Eligible Spouse. The Company shall deduct from Plan benefits any amounts required by applied law to be withheld. All Plan administration expenses incurred by the Company or Committee shall be borne by the Company.

7.11    Notice

Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to any member of the Committee, or to the Statutory Agent of the Company. Notice to the Committee may be given to any member of the Committee and if mailed shall be addressed to the principal executive offices of the Company. Notice mailed to the Executive shall be sent to the last address on file with the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

7.12         Domestic Relations Orders

Subject to the Company’s domestic relations procedures, as amended from time to time, the Company or Participating Company may pay benefits to an alternate payee pursuant to a domestic relations order provided the Committee determines such order meets the requirements of a qualified domestic relations order pursuant to Code Section 414(p)(1)(A).

ARTICLE 8—EFFECTIVE DATE, TERMINATION, AND AMENDMENT

8.1    Effective Date

The effective date of the Plan shall be September 29, 1985.

8.2    Termination of the Plan

The Plan may be terminated at any time and amended from time to time by action of the Board or the Compensation Committee or by a writing executed on behalf of the Board or the Compensation Committee by the Company’s duly authorized officers, provided that neither termination nor any amendment of the Plan may, without the written approval of a participating Executive or surviving Eligible Spouse, reduce or terminate any accrued benefit and provided such amendment or termination is consistent with Internal Revenue Code Section 409A.

8.3    Distribution of Benefits on Plan Termination

In the event the Corporation elects to terminate and liquidate the Plan solely with respect to benefits that accrued and/or vested after December 31, 2004, including deemed earnings, gains and losses credited thereon after that date, no right to the payment of benefits shall arise as a result of a Plan Termination;

(a)    The Company may, in its discretion, provide by amendment to the Plan a right to the payment of all such benefits as a result of the liquidation and termination of the Plan where:

(i)    The termination and liquidation does not occur proximate to a downturn in the financial health of the Company and the Participating Companies;

(ii)    The Plan and all arrangements required to be aggregated with the Plan under Code Section 409A are terminated and liquidated;

(iii)    No payments, other than those that would be payable under the terms of the Plan and the aggregated arrangements if the termination and liquidation had not occurred, are made within twelve (12) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan;

(iv)    All payments are made within twenty-four (24) months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(v)    The Company and the Affiliates do not adopt a new arrangement that would be aggregated with any terminated arrangement under Code Section 409A, at any time within three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

(b)    Similarly, the Company may, in its discretion, provide by amendment to liquidate and terminate the Plan where the termination and liquidation occurs within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 United States Code Section 503(b)(1)(A), provided that all amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(i)    The calendar year in which the termination occurs;

(ii)    The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii)    The first calendar year in which the payment is administratively practicable.

ARTICLE 9—SUCCESSORS

The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

ARTICLE 10—CODE SECTION 409A

Notwithstanding anything to the contrary in the provisions of this Plan regarding the benefits payable hereunder and the time and form thereof, this Plan is intended to meet any applicable requirements of Code Section 409A and this Plan shall be construed and administered in accordance with Code Section 409A, Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. In the event that the Company determines that any provision of this Plan or the operation thereof may violate Code Section 409A and related Department of Treasury guidance, the Company may in its sole discretion adopt such amendments to this Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, or take such other actions, as the Company determines necessary or appropriate to comply with the requirements of Code Section 409A. Code Section 409A compliance amendments made after January 1, 2009 are intended to utilize applicable transition relief provided under Article XI of IRS Notice 2010-6 so the Plan is treated as having been correct on January 1, 2009.

IN WITNESS WHEREOF, and pursuant to the direction and authority of the Board of Directors, the Company has caused this instrument to be executed by its duly authorized officer effective as of the date or dates set forth above.

FIRSTENERGY CORP.

By:	/s/ Anthony J. Alexander,
Anthony J. Alexander,
President and Chief Executive
Officer of FirstEnergy Corp.

Dated:     December 31, 2010

APPENDIX A

1 Participating Company	2 Adoption Date	3 Termination Date
American Transmissions Systems, Inc.	January 1, 2003
Cleveland Electric Illuminating Company	July 1, 1998
FirstEnergy Corp.	January 1, 1998
FirstEnergy Facilities Services Group, Inc.	January 1, 2003
FirstEnergy Generation Corp.	January 1, 2003
FirstEnergy Nuclear Operating Company	January 1, 1999
FirstEnergy Service Company	January 1, 1999
FirstEnergy Solutions Corp.	January 1, 2003
Jersey Central Power and Light	January 1, 2003
Metropolitan Edison	January 1, 2003
Ohio Edison Company	January 1, 1983
Pennsylvania Electric	January 1, 2003
Pennsylvania Power Company	January 1, 1983
Toledo Edison Company	July 1, 1998

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APPENDIX B

Change in Control

Effective as of the date approved by shareholders and for purposes of the Plan, a “Change in Control” means:

1.    An acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) (twenty-five percent (25%) if such Person proposes any individual for election to the Board of Directors or any member of the Board is the representative of such Person) or more of either (i) the then outstanding shares of common stock of the Company (“Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”); provided, however, that the following acquisitions will not constitute a Change in Control:

(a)    Any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege);

(b)    Any acquisition by the Company;

(c)    Any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(d)    Any acquisition by any corporation pursuant to a reorganization, merger, or consolidation if, following such reorganization, merger, or consolidation, the conditions described in clauses 3(b), 3(c) and 3(d) of this Appendix B are satisfied.

2.    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

3.    Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company, in each case, unless, following such reorganization, merger, or consolidation or sale or other disposition of assets:

B-1

(a)    More than seventy-five percent (75%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, consolidation, or acquiring such assets and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, consolidation, or sale or other disposition of assets in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation, or sale or other disposition of assets, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

(b)    No Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, consolidation, or sale or other disposition of assets, and any Person beneficially owning, immediately prior to such reorganization, merger, consolidation, or sale or other disposition of assets, directly or indirectly, twenty-five percent (25%) or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, or consolidation or acquiring such assets or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(c)    At least a majority of the members of the Board of Directors of the corporation resulting from such reorganization, merger, or consolidation or acquiring such assets were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, consolidation or sale or other disposition of assets; or

(d)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

However, in no event will a Change in Control be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change in Control transaction. The Participant will be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant or has agreed to become an equity participant in the purchasing company or group (excluding passive ownership of less than five percent (5%) of the voting securities of the purchasing company or ownership of equity participation in the purchasing company or group which is otherwise not deemed to be significant, as determined prior to the Change in Control by a majority of the nonemployee continuing members of the Board of Directors).

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